News & Resources

IMPORTANT MATERIALS

Letter to HC2 stockholders | April 23, 2020

Presentation: A Reality Check for HC2 | April 17, 2020

A Better HC2 Presentation: TIME FOR A BETTER BOARD AND VISION | April 13, 2020

Letter to HC2 stockholders | April 7, 2020

Read MG Capital's Definitive Consent Statement | April 3, 2020

MG Capital Questions HC2's Appointment of Long-Time Falcone Insider as Chairman | BusinessWire | April 2, 2020

MG Capital Sends Letter to HC2's Recently-Appointed Lead Director | BusinessWire | March 30, 2020

MG Capital Launches Consent Solicitation to Overhaul the Board of Directors of HC2 Holdings | BusinessWire | March 13, 2020

MG Capital Nominates Full Slate of Candidates for Election to HC2's Board of Directors | BusinessWire | February 18, 2020